Exhibit 10.6

August 20, 2024

Carlton James Diversified Alpha Fund SP, a Segregated Portfolio of Navigator Global Fund Manager Platform SPC

c/o DM Financial Cayman

Suite 204, GeorgeTown Financial Centre, Mary Street, P.O. Box 1049,

Grand Cayman, KY1-1102

Attn: Andrea Febbraro and Matthew Brown

RE:	Agreement for Settlement of Note and Accrued Interest by Exchange for Common Stock Mr. Febbraro and Mr. Brown:

Reference is made to that certain Promissory Note issued by the Coretec Group Inc. (“CRTG” or the “Company”) to Carlton James Diversified Alpha Fund SP, a segregated portfolio of Navigator Global Fund Manager Platform SPC (“Lender”) dated October 4, 2019 (the “Note”), issued pursuant to that certain Credit Agreement dated October 4, 2019, and the subsequent letter of variation signed on 4th October 2020 by and between the Company and the Lender (“Credit Agreement”). Further reference is made to that certain Share Exchange Agreement dated March 1, 2024, by and between the Company, Core Optics, LLC, Core Optics Co., Ltd., and Core SS LLC, as amended by the Amendment to the Share Exchange Agreement dated June 27, 2024 (together the “Transaction Documents” and the transaction contemplated thereunder the “Transaction”.) CRTG and the Lender are sometimes referred to individually as a “party” and collectively as the “parties” in this Letter Agreement. The purpose of this letter agreement (“Letter Agreement”) is to set forth the terms of the mutual settlement by the parties of all amounts of principal owed, and the unpaid interest (the “Interest”) accrued through to the date of signing this Letter Agreement (“Settlement Date”), on the Note. Notwithstanding any deferral for the actual issuance of the securities in exchange between the Settlement Date and the Securities Exchange Issuance Effective Date (as defined below) for the settlement of the Note and Interest, no further interest or obligations shall accrue under the Note.

This Letter Agreement expresses the intentions of the parties and is intended to create a binding agreement.

1.    Mutual Settlement of the Interest accrued on the Note. The parties mutually agree to settle in full any interest, on the Note, accrued by CRTG from the date of its issuance through and including the Settlement Date, and the parties (and their assignees) are hereby relieved of all their respective obligations thereunder, except as set forth in Section 4 below.

2.    Mandatory settlement of all amounts owed on the Note. In connection with the anticipated Transaction, the Company and the Lender agree that, on the closing date of the Transaction, the outstanding principal amount of the Note, together with the Interest, shall automatically be exchanged for such certain number of shares of the Company’s common stock $0.0002 par value (“Common Stock”), as set forth in Section 4 below. The parties agree that the issuance of such securities shall take place on the Securities Exchange Issuance Effective Date. For purpose of the foregoing, the “Securities Exchange Issuance Effective Date” shall be the business day following the date on which the Company receives notification from Lender that there are no legal impediments to executing this exchange agreement. This exchange agreement shall be deemed void and unenforceable in the event that the Carlton James Diversified Alpha Fund Segregated Portfolio is wound up or otherwise placed in liquidation, with the exception of voluntary liquidation.

3.    Mutual Consent. The Parties hereto, and each of them, do hereby: (i) acknowledge that they have reviewed or caused to be reviewed the Interest accrued on the Note as of the Settlement Date; (ii) acknowledge that they have reviewed or caused to be reviewed this Letter Agreement; and (iii) unconditionally consent to the settlement of the principal owed, and Interest accrued, on the Note.

4.    Settlement of Principal owed and Interest Accrued. Notwithstanding any provision contained herein, the Parties agree and acknowledge that CRTG, (i) owes the entire principal amount of $1,485,617.29 on the Note; and (ii) has for the period between the date of the Note’s issuance through and including the Settlement Date, accrued and unpaid interest equal to $97,763.11 owed to the Lender as per the terms of the Note. In lieu of a cash payment thereof for both the unpaid principal amount and the Interest, concurrently with the closing of the Transaction, the Company shall automatically and mandatorily issue to the Lender an aggregate of 158,338,040 shares of Common Stock (or combination of Common Stock and Pre-Funded Warrants), in full and complete satisfaction of any and all amounts due by CRTG to the Lender pursuant to the Note.

Notwithstanding anything to the contrary in this Letter Agreement, CRTG shall not issue, and the Lender shall not have the right to receive, any shares of Common Stock or other securities of the Company to the extent that, after giving effect to such issuance, the Lender (together with its affiliates) would beneficially own in excess of 9.99% (“Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such issuance or receipt, and which outstanding shares shall be calculated at the closing of the Transaction. In the event that the issuance would result in the issuance of shares of Common Stock that would cause the Lender (together with its affiliates) to exceed the Maximum Percentage, the Company shall, in lieu of issuing such excess shares of Common Stock, issue to the Lender pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”) in an amount equal to the number of shares of Common Stock that would have been issued upon such exchange in excess of the Maximum Percentage. The Pre-Funded Warrants shall have an exercise price of $0.000002 per share (subject to adjustment for stock splits, stock dividends, and similar events) and shall be exercisable at any time until exercised in full. The Pre-Funded Warrants shall contain customary terms and conditions, including, without limitation, provisions for cashless exercises and adjustment of the exercise price and the number of shares of Common Stock issuable upon exercise in the event of stock splits, stock dividends, and similar events, the form for which shall be mutually acceptable. The Pre- Funded Warrants shall also include a beneficial ownership limitation provision substantially similar to the limitation set forth in this Section.

For purposes of this Section, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

5.     No Effect on Warrants. This agreement does not and shall not have an effect on or be deemed to be a surrender of that certain warrant to purchase 2,814,000 shares Common Stock (at an exercise price equal to $0.052 per share)(“Warrant”) issued to Lender by the Company in connection with the Credit Agreement, which Warrant shall remain outstanding until its termination or full exercise.

6.    Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single agreement.

7.    Governing Law. This Agreement shall be interpreted and the rights and liabilities of the Parties determined in accordance with the laws of the State of New York, including its conflict of laws rules.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Letter Agreement as of the day and year first written above.

THE CORETEC GROUP INC.

Name: Matthew J. Kappers Title: Chief Executive Officer

CARLTON JAMES DIVERSIFIED ALPHA FUND SP, A SEGREGATED PORTFOLIO OF NAVIGATOR GLOBAL FUND MANAGER PLATFORM SPC

Name: Andrea Febbraro	Name: Matthew Brown
Title: Director	Title: Director